EXHIBIT 99.1

MGP Ingredients, Inc. Stockholders Re-Elect John Speirs, Cloud L. "Bud" Cray and John Byom To Board Of Directors

ATCHISON, Kan., Oct. 21, 2010 (GLOBE NEWSWIRE) -- John Speirs, chairman and co-founder of Stellus Consulting, a Minneapolis-based firm that specializes in developing business and branding strategies, was re-elected to the Board of Directors of MGP Ingredients, Inc. (Nasdaq:MGPI) by holders of the company's common stock. Cloud L. "Bud" Cray, former MGPI board chairman and executive officer, and John Byom, co-owner and chief executive officer of Classic Provisions, Inc., a specialty foods distribution company located in Plymouth, Minn., were re-elected to the board by holders of the company's preferred stock. The terms of all three directors expire in 2013.

Results of the board elections were announced at today's annual meeting of MGPI stockholders. No other voting items were included on this year's ballot.

Speirs now begins his third term on the board, having first been elected in 2004. He has served as chairman of the board since August 2009 and continues in that role. Prior to co-founding Stellus Consulting in 2001, he spent several years as a food and household products executive. From 1998 to 2000, he served as executive vice president of marketing for Diageo PLC. During that time, he developed and implemented a corporate approach to business strategy, innovation, branding and marketing effectiveness for Diageo and its operating units, including Pillsbury, United Distillers and Vintners, Guinness, and Burger King. Between 1989 and 1998, Speirs held a series of senior level positions at Pillsbury, the last being senior vice president of strategy and brand development. Before that, he served as an officer and in other management capacities with Lever Brothers for 14 years.

Cray has been a member of MGPI's board since 1957 and served as board chairman from 1980 until October 2006, when he was succeeded by Ladd Seaberg. He had also been an executive officer of the company for more than 50 years, and served as president from 1962 to 1980 and chief executive officer from 1980 to1988. Cray joined MGPI as a fulltime executive in 1947 and performed an integral role in the company's development and growth throughout his career in active management.

Byom has been a director of the company since 2004. Before becoming co-owner and chief executive officer of Classic Provisions, Inc., he owned a business transition consulting firm for two years. Just prior to that, he served as president of Multifoods Foodservice and Bakery Products from 2004 to 2005 He previously spent 25 years in top financial and management positions with International Multifoods Corporation. These included senior vice president of finance and chief financial officer (2003-04), vice president of finance and chief financial officer (2000-03), president of U.S. manufacturing (1999-2000), vice president of finance and IT for the corporation's North American Division (1993-99), controller of the Bakery Products Division (1991-93), and various other financial and managerial positions (1979-81). Prior to 1979, Byom spent three years with the Maytag Corporation, initially as an internal auditor and later as a credit analyst.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480